Exhibit 99.1

GXO Announces Brad Jacobs Will Step Down as Non-Executive Chairman

Seasoned Executive Patrick Byrne to Become Non-Executive Chairman

GREENWICH, Conn. — December 15, 2025 — GXO Logistics, Inc. (NYSE: GXO), the world’s largest pure-play contract logistics provider, today announced that Brad Jacobs will step down as Non-Executive Chairman of the Board, effective December 31, 2025. Patrick Byrne will assume the role of Non-Executive Chairman at that time.

The chairman transition follows a period of significant transformation at GXO, including the appointment of CEO Patrick Kelleher, several additional senior leadership hires, the appointment of seven new, independent board members and regulatory approval of GXO’s acquisition of Wincanton.

Jacobs said, “When we completed the GXO spin-off, I committed to staying on for three years as Chairman. More than four years later, the company is stronger than ever, and the leadership team is well-positioned to drive GXO’s next chapter of growth.”

Byrne said, “Brad’s vision and leadership created the world’s largest pure-play contract logistics provider and I am honored to serve as its Chairman. On behalf of the entire board, we look forward to continuing to work closely with the management team as we grow the business to create exceptional value for our customers and shareholders.”

Byrne, who joined the GXO Board in July 2025, brings more than 30 years of experience in digital transformation and operational leadership. He previously served as CEO of GE Digital and Senior Vice President of Operational Transformation at General Electric, following senior leadership roles at Fortive, Danaher and Tektronix.

Byrne currently serves as Non-Executive Chair of Diebold Nixdorf and Chair of Verra Mobility and previously served as an Independent Director at Micron Technology.

About GXO

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is positioned to capitalize on the rapid growth of ecommerce, automation and outsourcing. GXO has over 150,000 team members across more than 1,000 facilities, totaling more than 200 million square feet. The company serves the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

Media Contact

Matthew Schmidt

+1 203-307-2809

matt.schmidt@gxo.com

Investor Contact

Kristine Kubacki, CFA

+1 203-769-7206

kristine.kubacki@gxo.com